Exhibit 99.17

Schedule of Stock Option Agreements identical to Exhibit 99.15 including schedule of material differences

Stock Option Agreement between Registrant and Jeremy Siegel dated as of November 10, 2004. This agreement is identical in form to Exhibit 99.15 except that the optionholder under this agreement is Jeremy Siegel.